ENERGY FOCUS, INC. REPORTS FIRST QUARTER 2011 RESULTS

SOLON, Ohio, May 12, 2011 — Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the first quarter ended March 31, 2011 and forecast for second quarter.

Financial and operating highlights for the first quarter of 2011 include the following:

•	Net sales of $5.5 million compared to $8.4 million for the first quarter 2010.

•	The company finished the quarter with a balance sheet showing cash in the amount of $1.6 million and total shareholders’ equity of $4.4 million.

•	Cash utilization for the first quarter of 2011 was $2.5 million. Cash utilization for the first quarter of 2010 was $0.7 million.

•	Operating expenses decreased 20.1% compared to the first quarter of 2010.

The forecast for Q2 and 2011 include the following:

•	Sales to exceed $8.0 million in Q2 2011 versus $9.0 million in Q2 2010. Sales of $35 million are anticipated for 2011.

•	Net cash utilization for Q2 2011 is expected to be less than $1 million compared to a cash inflow of $0.3 million in Q2 2010.

•	The company expects to be net cash flow positive from operations in 2011.

“While first quarter sales were lower than last year due to contract timing in our solutions business, I am pleased to report that solution sales are ramping up with Q2 overall sales expected to exceed $8 million,” said Joe Kaveski, Energy Focus CEO. “Furthermore, our products and our military businesses performed well in Q1. With the addition of new energy savings products like our recently introduced LED Retrofit Kit for Wallpacks, we expect our product businesses to continue their good performance throughout the year.”

Energy Focus, Inc. will host a conference call on Thursday, May 12, 2011 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the first quarter 2011 financial results, followed by a Q & A session. The call can be accessed by dialing (800) 967-7140 (US and Canada) or (719) 325-2405 (International/Local). The conference ID number is 3352556. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available through the investor relations section of the Company’s web site at http://www.energyfocusinc.com/investors/events/category/investors starting May 12, 2011 and will remain available for 3 months.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 74 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

Energy Focus, Inc., Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:

Brion Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

ENERGY FOCUS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share amounts)

	March 31,	December 31,
	2011	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,446	$3,979
Restricted cash	125	128
Accounts receivable trade, net of allowances of $237 in 2011
and $446 in 2010	3,604	5,483
Retainage receivable	721	731
Inventories, net	3,415	2,543
Costs in excess of billings	67	22
Prepaid and other current assets	598	632

Total current assets	9,976	13,518
Property and equipment, net	2,391	2,446
Goodwill	672	672
Intangible assets, net	1,514	1,677
Collateralized assets	2,000	2,000
Other assets	53	61

Total assets	$16,606	$20,374

LIABILITIES
Current liabilities:
Accounts payable	$5,579	$7,167
Accrued liabilities	2,428	2,358
Deferred revenue	1,389	1,214
Billings in excess of costs	182	297
Current portion of long-term borrowings	498	481

Total current liabilities	10,076	11,517
Other deferred liabilities	34	28
Acquisition-related contingent liabilities	730	827
Long-term borrowings	1,383	1,344

Total liabilities	12,223	13,716
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2011 and 2010
Issued and outstanding: no shares in 2011 and 2010	—	—
Common stock, par value $0.0001 per share:
Authorized: 60,000,000 shares in 2011 and 30,000,000 in 2010
Issued and outstanding: 24,647,000 at March 31, 2011 and
23,962,000 at December 31, 2010	1	1
Additional paid-in capital	75,585	75,094
Accumulated other comprehensive income	470	423
Accumulated deficit	(71,673)	(68,860)
Total shareholders’ equity	4,383	6,658

Total liabilities and shareholders’ equity	$16,606	$20,374

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended
	March 31,
	2011	2010
Net sales	$5,460	$8,357
Cost of sales	4,301	6,962

Gross profit	1,159	1,395
Operating expenses:
Research and development	265	55
Sales and marketing	1,935	1,619
General and administrative	1,578	1,679
Valuation of equity instruments	56	1,421
Restructuring charges	—	26

Total operating expenses	3,834	4,800

Loss from operations	(2,675)	(3,405)
Other income (expense):
Other income (expense)	49	(65)
Interest expense	(182)	(99)

Loss before income taxes	(2,808)	(3,569)
Provision for income taxes	(5)	(1)

Net loss	$(2,813)	$(3,570)

Net loss per share — basic and diluted	$(0.12)	$(0.17)

Shares used in computing net loss per share -
basic and diluted	24,224	21,270